Filed Pursuant to Rule 424(b)(3)
1933 Act File No. 333-282865

Statement of Additional Information Supplement September 1, 2026

For the most recent statement of additional information of the following funds:

Capital Group KKR Core Plus+ (CPP) Capital Group KKR Multi-Sector+ (MSP) Capital Group KKR U.S. Equity+ (USEP)

Changes apply to all funds unless otherwise noted below.

1. The second paragraph under the subheading “Class A” under the heading “Plans of distribution” in the “Management of the fund” section is amended to read as follows:

Distribution-related expenses for Class A shares include dealer commissions and wholesaler compensation paid on sales of shares purchased without a sales charge. Commissions on these “no load” purchases (which are described in further detail under the “Sales Charges” section of this statement of additional information) in excess of the Class A Plan limitations and not reimbursed to the Principal Underwriter during the most recent fiscal quarter are recoverable for 15 months, provided that the reimbursement of such commissions does not cause the fund to exceed the annual expense limit. After 15 months, these commissions are not recoverable.

2. The second paragraph under the subheading “Class A-2” under the heading “Plans of distribution” in the “Management of the fund” section is amended to read as follows:

Distribution-related expenses for Class A-2 shares include dealer commissions and wholesaler compensation paid on sales of shares purchased without a sales charge. Commissions on these “no load” purchases (which are described in further detail under the “Sales Charges” section of this statement of additional information) in excess of the Class A-2 Plan limitations and not reimbursed to the Principal Underwriter during the most recent fiscal quarter are recoverable for 15 months, provided that the reimbursement of such commissions does not cause the fund to exceed the annual expense limit. After 15 months, these commissions are not recoverable.

3. The information under “Payment of service fees” in the “Management of the fund” section for CPP and MSP is amended to read as follows:

For purchases subject to an initial sales charge as described in the “Sales charges” section of the prospectus of Class A shares, payment of service fees to investment dealers generally begins accruing immediately after establishment of an account in such shares. For purchases at the net asset value breakpoint (in the case of Class A shares) or any purchase of Class A-2 shares, payment of service fees to investment dealers generally begins accruing 12 months after establishment of an account in the applicable shares. Service fees are not paid on certain investments made at net asset value including accounts established by registered representatives and their family members as described in the “Sales charges” section of the prospectus. With respect to purchases of Class A-3 shares, payment of service fees to investment dealers generally begins accruing immediately after establishment of an account in such shares as provided by the applicable financial intermediary.

4. The information under “Payment of service fees” in the “Management of the fund” section for USEP is amended to read as follows:

For purchases subject to an initial sales charge as described in the “Sales charges” section of the prospectus, payment of service fees to investment dealers generally begins accruing immediately after establishment of an account in Class A shares or Class A-2 shares, as applicable. For purchases at the net asset value breakpoint, payment of service fees to investment dealers generally begins accruing 12 months after establishment of an account in the applicable shares. Service fees are not paid on certain investments made at net asset value including accounts established by registered representatives and their family members as described in the “Sales charges” section of the prospectus. With respect to purchases of Class A-3 shares, payment of service fees to investment dealers generally begins accruing immediately after establishment of an account in such shares as provided by the applicable financial intermediary.

Keep this supplement with your statement of additional information.

Lit No. MFGESU-034-0926O CGD/10149-S115236